Exhibit 99.1

EVTV Envirotech Adds Proven Leaders Jason Maddox and Elgin Tracy

OSCEOLA, AR / ACCESSWIRE / October 16, 2024 / Envirotech Vehicles (NASDAQ:EVTV), a leading innovator in the electric commercial vehicle industry, is proud to announce the addition of Jason Maddox and Elgin Tracy, high profile leaders with decades of experience building and running multi-billion dollar businesses, as President and Chief Operating Officer, respectively.

Jason Maddox

Jason Maddox will join the company as President of Envirotech Vehicles. Jason comes to EVTV from Maddox Defense, Inc. He delivers years of large company executive leadership as CEO of Maddox Defense, successfully building Maddox Defense to one of the major players in government contracting. Jason is an expert in leading multi-disciplinary teams to identify, obtain, and deliver on hundreds of millions of dollars in government contracts. His experience in vehicle procurement, and his experience in the energy sector, uniquely position him for a leadership role in EVTV. Central to his history is the successful creation of worldwide sales teams, delivering high margin revenue with both public and private sector customers.

Phil Oldridge, CEO of Envirotech Vehicles, expressed excitement about Jason joining the company: "We are thrilled to welcome Jason Maddox to our team. Jason’s expertise in government contracting, coupled with his proven track record of leading and growing large companies, will be invaluable assets to EVTV. Jason is expected to help drive our growth and solidify EVTV as a leader in sustainable transportation."

Jason Maddox shared his excitement at joining EVTV: "I'm honored to join EVTV, a technology company whose products demonstrate an ongoing commitment to the environment. The public and private sector customers I have worked with in the past will look very favorably on EVTV’s vehicles. I look forward to joining Phil and the team as we deliver high quality electric transportation to the world.”

Elgin Tracy

Elgin Tracy will join the company as Chief Operating Officer of Envirotech Vehicles. Elgin was previously at Maddox Defense, Inc. Renowned for his over 20 years of expertise in operating and running successful businesses in the defense and oil & gas sectors, Elgin brings a wealth of operational and logistical experience, having overseen and successfully delivered over $2.5 billion in contracts and purchase orders in just the past five years. In his most recent role as COO of Maddox Defense, Elgin played a pivotal role in delivering over 100 million COVID test kits and 126 million isolation gowns to the U.S. government.

Elgin Tracy is one of the nation’s most proven experts at building large scale technology factories, and then successfully delivering on time to the market.

Elgin’s experience extends beyond private companies; he also has significant public company trading experience, having managed operations and logistics for top-tier corporations across multiple industries. He has consistently demonstrated operational excellence, working with some of the world’s top 100 companies, including EOG Resources, Goldman Sachs, ExxonMobil, Halliburton, Phillips 66, Union Tank Car, BNSF Railway, and Union Pacific. His track record of zero late deliveries in operations and logistics underscores his commitment to delivering results on time and with precision.

Phil Oldridge, CEO of Envirotech Vehicles, expressed excitement about Elgin joining the company: “Elgin Tracy is a proven winner at building factories and delivering hi-tech products on time. He is a first-rate operations and logistics leader. I join the entire EVTV team in expressing my excitement about how Elgin will help us rapidly scale our production and delivery capacity to drive EVTV to the next level.”

Elgin Tracy commented: “I’ve always focused on executing with speed and accuracy, and I look forward to bringing that same level of dedication and commitment to this new role. I am excited to lead and continue driving success, leveraging my experience to ensure seamless operations and continued growth.”

In addition, EVTV announced that Susan M. Emry, Secretary of Envirotech Vehicles, Inc., has resigned from the company. Phil Oldridge, CEO of Envirotech Vehicles, expressed his appreciation: “We want to thank Sue for her years of service to the company. We appreciate her many contributions, and on behalf of the entire company we wish her continued success in her next endeavor.”

About Envirotech Vehicles

Envirotech Vehicles (NASDAQ:EVTV) is a pioneering company dedicated to designing and manufacturing electric commercial vehicles that offer sustainable, efficient, and cost-effective transportation solutions. Committed to driving the future of mobility, EVTV is at the forefront of the electric vehicle revolution, pushing the boundaries of innovation and sustainability. For more information, visit www.evtvusa.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects, or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by Envirotech Vehicles, Inc. with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expected," "believes," "strategy," "opportunity," "anticipated," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Envirotech Vehicles undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances, or unanticipated events.

Contact:
Envirotech Vehicles, Inc.
Franklin Lim, Chief Financial Officer
Telephone: (870) 970-3355 ext. 1005
Email: franklin.l@evtvusa.com

SOURCE: Envirotech Vehicles, Inc.

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